                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                  SCHEDULE 13G
                               (Amendment No. 1)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           El Paso Electric Company
                           ------------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                   283677854
                                   ---------
                                 (CUSIP Number)

-------------------                                          ------------------
CUSIP No. 283677854                   13G/A                  Page 2 of 18 Pages
-------------------                                          ------------------

-------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      HIGHFIELDS ASSOCIATES LLC
-------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [_]
                                                                   (b) [_]
-------------------------------------------------------------------------------
3.    SEC USE ONLY

-------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
-------------------------------------------------------------------------------
  NUMBER OF                   5.  SOLE VOTING POWER 1,705,153
   SHARES             ---------------------------------------------------------
 BENEFICIALLY                 6.  SHARED VOTING POWER   --0--
   OWNED BY           ---------------------------------------------------------
    EACH                      7.  SOLE DISPOSITIVE POWER 1,705,153
  REPORTING           ---------------------------------------------------------
 PERSON WITH                  8.  SHARED DISPOSITIVE POWER  --0--
-------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,705,153
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
      CERTAIN SHARES
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.9%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      CO
-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 283677854                   13G/A                  Page 3 of 18 Pages
-------------------                                          ------------------

-------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      HIGHFIELDS CAPITAL MANAGEMENT LP
-------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [_]
                                                                   (b) [_]
-------------------------------------------------------------------------------
3.    SEC USE ONLY

-------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
-------------------------------------------------------------------------------
  NUMBER OF                   5.  SOLE VOTING POWER 5,753,600
   SHARES             ---------------------------------------------------------
 BENEFICIALLY                 6.  SHARED VOTING POWER   --0--
   OWNED BY           ---------------------------------------------------------
    EACH                      7.  SOLE DISPOSITIVE POWER 5,753,600
  REPORTING           ---------------------------------------------------------
 PERSON WITH                  8.  SHARED DISPOSITIVE POWER  --0--
-------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,753,600
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
      CERTAIN SHARES
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.9%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 283677854                   13G/A                  Page 4 of 18 Pages
-------------------                                          ------------------

-------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      HIGHFIELDS GP LLC
-------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [_]
                                                                   (b) [_]
-------------------------------------------------------------------------------
3.    SEC USE ONLY

-------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      DELAWARE
-------------------------------------------------------------------------------
  NUMBER OF                   5.  SOLE VOTING POWER 5,753,600
   SHARES             ---------------------------------------------------------
 BENEFICIALLY                 6.  SHARED VOTING POWER   --0--
   OWNED BY           ---------------------------------------------------------
    EACH                      7.  SOLE DISPOSITIVE POWER 5,753,600
  REPORTING           ---------------------------------------------------------
 PERSON WITH                  8.  SHARED DISPOSITIVE POWER  --0--
-------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,753,600
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
      CERTAIN SHARES
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.9%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      OO
-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 283677854                   13G/A                  Page 5 of 18 Pages
-------------------                                          ------------------

-------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      JOHATHON S. JACOBSON
-------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [_]
                                                                   (b) [_]
-------------------------------------------------------------------------------
3.    SEC USE ONLY

-------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF                   5.  SOLE VOTING POWER 5,753,600
   SHARES             ---------------------------------------------------------
 BENEFICIALLY                 6.  SHARED VOTING POWER   --0--
   OWNED BY           ---------------------------------------------------------
    EACH                      7.  SOLE DISPOSITIVE POWER 5,753,600
  REPORTING           ---------------------------------------------------------
 PERSON WITH                  8.  SHARED DISPOSITIVE POWER  --0--
-------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,753,600
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
      CERTAIN SHARES
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.9%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 283677854                   13G/A                  Page 6 of 18 Pages
-------------------                                          ------------------

-------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RICHARD L. GRUBMAN
-------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [_]
                                                                   (b) [_]
-------------------------------------------------------------------------------
3.    SEC USE ONLY

-------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF                   5.  SOLE VOTING POWER 5,753,600
   SHARES             ---------------------------------------------------------
 BENEFICIALLY                 6.  SHARED VOTING POWER   --0--
   OWNED BY           ---------------------------------------------------------
    EACH                      7.  SOLE DISPOSITIVE POWER 5,753,600
  REPORTING           ---------------------------------------------------------
 PERSON WITH                  8.  SHARED DISPOSITIVE POWER  --0--
-------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,753,600
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
      CERTAIN SHARES
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.9%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 283677854                   13G/A                  Page 7 of 18 Pages
-------------------                                          ------------------

-------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      HIGHFIELDS CAPITAL LTD.
-------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [_]
                                                                   (b) [_]
-------------------------------------------------------------------------------
3.    SEC USE ONLY

-------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      CAYMAN ISLANDS
-------------------------------------------------------------------------------
  NUMBER OF                   5.  SOLE VOTING POWER 4,048,447
   SHARES             ---------------------------------------------------------
 BENEFICIALLY                 6.  SHARED VOTING POWER   --0--
   OWNED BY           ---------------------------------------------------------
    EACH                      7.  SOLE DISPOSITIVE POWER 4,048,447
  REPORTING           ---------------------------------------------------------
 PERSON WITH                  8.  SHARED DISPOSITIVE POWER  --0--
-------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,048,447
-------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
      CERTAIN SHARES
-------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.0%
-------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      OO
-------------------------------------------------------------------------------

-------------------                                          ------------------
CUSIP No. 283677854                   13G/A                  Page 8 of 18 Pages
-------------------                                          ------------------

ITEM 1(a).  NAME OF ISSUER:

            El Paso Electric Company
            ------------------------------------------------

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            Kayser Center, 100 North Station, El Paso, Texas 79901
            ------------------------------------------------------

ITEM 2(a).  NAME OF PERSON FILING:

            This statement is being filed by Highfields Associates LLC, a limited liability company formed under the laws of the State of Delaware ("Highfields Associates"), with respect to the shares of Common Stock directly owned by the two limited partnerships organized under the laws of the State of Delaware for which it serves as the general partner: Highfields Capital I LP and Highfields Capital II LP.

            This statement is also being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

               (i) Highfields Capital Management LP, a Delaware limited
            partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

               (ii) Highfields GP LLC, a Delaware limited liability company
            ("Highfields GP") and the General Partner of Highfields Capital Management,

               (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

               (iv)  Richard L. Grubman, a Managing Member of Highfields GP.

            This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands, with respect to the shares of common stock of the Issuer owned by Highfields Capital Ltd.

            Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Address for Highfields Associates, Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
            c/o Highfields Capital Management
            200 Clarendon Street
            Boston, Massachusetts 02117

-------------------                                          ------------------
CUSIP No. 283677854                   13G/A                  Page 9 of 18 Pages
-------------------                                          ------------------

            Address for Highfields Capital Ltd.:
            c/o Goldman Sachs (Cayman) Trust, Limited
            Harbour Centre, North Church Street
            P.O. Box 896
            George Town, Grand Cayman
            Cayman Islands
            -------------------------------------------------------------------

ITEM 2(c).  CITIZENSHIP:

            Highfields Associates - Delaware
            Highfields Capital Management - Delaware
            Highfields GP - Delaware
            Richard L. Grubman - United States
            Jonathon S. Jacobson - United States
            Highfields Capital Ltd. - Cayman Islands
            -------------------------------------------------------------------

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock
            -------------------------------------------------------------------

ITEM 2(e).  CUSIP NUMBER:

            283677854
            -------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

        (a) [_] Broker or dealer registered under Section 15 of the Exchange
                Act.

        (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) [_] Investment company registered under Section 8 of the Investment Company Act.

        (e) [_] An investment adviser in accordance with Rule 13d-
                 1(b)(1)(ii)(E);

        (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

-------------------                                         -------------------
CUSIP No. 283677854                   13G/A                 Page 10 of 18 Pages
-------------------                                         -------------------

        (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

ITEM 4.  OWNERSHIP.

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

For Highfields Associates:

  (a)  Amount beneficially owned:

       1,705,153 shares of Common Stock
       --------------------------------

  (b)  Percent of class:

       2.9%
       --------------------------------

  (c)  Number of shares as to which such person has:

       (i) Sole power to vote or to direct the vote 1,705,153
                                                    ---------

       (ii) Shared power to vote or to direct the vote     --0--
                                                       --------------

       (iii) Sole power to dispose or to direct the disposition of 1,705,153
                                                                   ---------

       (iv) Shared power to dispose or to direct the disposition of   --0--
                                                                  ------------

For Highfields Capital Management,Highfields GP, Mr. Jacobson and Mr. Grubman:

  (a)  Amount beneficially owned:

       5,753,600 shares of Common Stock.
       --------------------------------

  (b)  Percent of class:

       9.9%
       --------------------------------

-------------------                                         -------------------
CUSIP No. 283677854                   13G/A                 Page 11 of 18 Pages
-------------------                                         -------------------

  (c)  Number of shares as to which such person has:

       (i) Sole power to vote or to direct the vote 5,753,600
                                                    ---------

       (ii) Shared power to vote or to direct the vote     --0--
                                                       --------------

       (iii) Sole power to dispose or to direct the disposition of 5,753,600
                                                                   ---------

       (iv) Shared power to dispose or to direct the disposition of    --0--
                                                                     ---------

For Highfields Capital Ltd.:

  (a)  Amount beneficially owned:

       4,048,447 shares of Common Stock
       --------------------------------

  (b)  Percent of class:

       7.0%
       --------------------------------

  (c)  Number of shares as to which such person has:

       (i) Sole power to vote or to direct the vote 4,048,447
                                                    ---------

       (ii) Shared power to vote or to direct the vote     --0--
                                                       --------------

       (iii) Sole power to dispose or to direct the disposition of 4,048,447
                                                                   ---------

       (iv) Shared power to dispose or to direct the disposition of     --0--
                                                                      ---------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

       Highfields Associates LLC is the beneficial owner of less than 5% of the shares of common stock of the Issuer.

       Highfields Associates LLC, Highfields Capital Management LP, Richard L. Grubman and Jonathon S. Jacobson no longer act as a group for the purposes of Rule 13 d.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

       The shares to which this filing by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. Highfields Capital Management serves as the Investment Manager to each of the Funds. Highfields Capital Ltd., a Reporting Person herein, owns 7.0% of the shares of common stock of the Issuer; however, neither

-------------------                                         -------------------
CUSIP No. 283677854                   13G/A                 Page 12 of 18 Pages
-------------------                                         -------------------

         Highfields Capital I LP nor Highfields Capital II LP individually owns more than five percent of the shares of common stock of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Highfields Associates LLC, Highfields Capital Management LP, Jonathon
         S. Jacobson and Richard L. Grubman have dissolved as a group as of November 30, 1999. See Exhibit A.

         The Reporting Persons have agreed to file a joint Schedule 13G as individuals. See Exhibit B.

ITEM 10.  CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                         -------------------
CUSIP No. 283677854                   13G/A                 Page 13 of 18 Pages
-------------------                                         -------------------

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 14, 2000
                         ----------------------------
                                     Date

                           HIGHFIELDS ASSOCIATES LLC

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                             Authorized Signatory
                         ----------------------------
                                  Name/Title

                       HIGHFIELDS CAPITAL MANAGEMENT LP
                  By: Highfields GP LLC, its General Partner

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                             Authorized Signatory
                         ----------------------------
                                  Name/Title

                               HIGHFIELDS GP LLC

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                             Authorized Signatory
                         ----------------------------
                                  Name/Title


                             JONATHON S. JACOBSON

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                               Attorney-in-Fact
                         ----------------------------
                                  Name/Title

-------------------                                         -------------------
CUSIP No. 283677854                   13G/A                 Page 14 of 18 Pages
-------------------                                         -------------------

                              RICHARD L. GRUBMAN

                            /s/ KENNETH H. COLBURN
                         ----------------------------
                                   Signature

                              Kenneth H. Colburn
                               Attorney-in-Fact
                         ----------------------------
                                  Name/Title


                    HIGHFIELDS CAPITAL LTD.

                    By:  Highfields Capital Management LP,
                         its Investment Manager

                    By:  Highfields GP LLC,
                         its General Partner


                         /s/ KENNETH H. COLBURN
                         ---------------------------------------------------
                         Signature


                         Kenneth H. Colburn
                         Authorized Signatory
                         ---------------------------------------------------
                         Name/ Title

-------------------                                         -------------------
CUSIP No. 283677854                   13G/A                 Page 15 of 18 Pages
-------------------                                         -------------------


                                   EXHIBIT A
                                   ---------


AGREEMENT REGARDING DISSOLUTION OF A GROUP UNDER RULE 13D OF THE RULES UNDER THE EXCHANGE ACT OF 1934, AS AMENDED


  Highfields Associates LLC, Highfields Capital Management LP, Richard L. Grubman and Jonathon S. Jacobson hereby agree that as of November 30, 1999, they dissolved their status as a group under Rule 13d of the Rules under the Exchange Act of 1934, as amended ("Rule 13d"), with respect to the shares of Common Stock of El Paso Electric Company beneficially owned by each of them. Each of the parties further agrees that it or he will file, in its or his individual capacity, all further filings with respect to transactions in the shares of common stock of El Paso Electric Company.

                    HIGHFIELDS ASSOCIATES LLC

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                     Signature

                         Kenneth H. Colburn, Authorized Signatory
                         ----------------------------------------
                            Name/Title

                    HIGHFIELDS CAPITAL MANAGEMENT LP
                    By: Highfields GP LLC, its General Partner

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                     Signature

                         Kenneth H. Colburn, Authorized Signatory
                         ----------------------------------------
                            Name/Title

-------------------                                         -------------------
CUSIP No. 283677854                   13G/A                 Page 16 of 18 Pages
-------------------                                         -------------------

                         RICHARD L. GRUBMAN

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                     Signature

                              Kenneth H. Colburn
                               Attorney-in-Fact
                         ----------------------------
                                   Name/Title

                         JONATHON S. JACOBSON

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                     Signature

                              Kenneth H. Colburn
                               Attorney-in-Fact
                         ----------------------------
                                   Name/Title

-------------------                                         -------------------
CUSIP No. 283677854                   13G/A                 Page 17 of 18 Pages
-------------------                                         -------------------


                                   EXHIBIT B
                                   ---------


AGREEMENT REGARDING JOINT FILING UNDER RULE 13D OF THE RULES UNDER THE EXCHANGE
                            ACT OF 1934, AS AMENDED



  Highfields Capital Management LP, Highfields GP LLC, Richard L. Grubman, Jonathon S. Jacobson and Highfields Capital Ltd., hereby agree to file one
Schedule 13G for the common stock of El Paso Electric Company on each of their behalf, in their individual capacity. The parties hereby agree that they are each responsible for the accuracy and completeness of the Schedule 13 G.


                    HIGHFIELDS CAPITAL MANAGEMENT LP
                    By: Highfields GP LLC, its General Partner

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                     Signature

                         Kenneth H. Colburn,
                         Highfields Capital Management, Authorized Signatory
                         ---------------------------------------------------
                              Name/Title

                    HIGHFIELDS GP LLC

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                     Signature

                         Kenneth H. Colburn, Authorized Signatory
                         ----------------------------------------
                              Name/Title

                    JONATHON S. JACOBSON

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                     Signature

                         Kenneth H. Colburn, Attorney-in-Fact
                         ------------------------------------------
                                   Name/Title

-------------------                                         -------------------
CUSIP No. 283677854                   13G/A                 Page 18 of 18 Pages
-------------------                                         -------------------


                    RICHARD L. GRUBMAN

                              /s/ KENNETH H. COLBURN
                         ----------------------------
                                     Signature

                               Kenneth H. Colburn, Attorney-in-Fact
                         ------------------------------------------
                                   Name/Title

                    HIGHFIELDS CAPITAL LTD.

                    By:  Highfields Capital Management LP,
                         its Investment Manager

                    By:  Highfields GP LLC,
                         its General Partner

                         /s/ KENNETH H. COLBURN
                         ---------------------------------------------------
                         Signature

                         Kenneth H. Colburn
                         Authorized Signatory
                         -----------------------------------------------------
                         Name/ Title